Exhibit 99.6

TA-HIGH DESERT, LLC

Financial Statements

(unaudited)

March 31, 2014

TA-HIGH DESERT, LLC

Balance Sheets

(Amounts in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash	$705	—
Restricted cash	525	4,024
Accounts receivable - trade	548	706
Prepaid expenses	103	133
Renewable energy grant receivable	19,628	19,628
Total current assets	21,509	24,491
Property, plant and equipment:
Property, plant and equipment	69,984	69,850
Less accumulated depreciation	(2,312)	(1,734)
Net property, plant and equipment	67,672	68,116
Other assets:
Other intangible asset, net of accumulated amortization of $500 and $375 in 2014 and 2013, respectively	9,361	9,486
Other assets	75	75
Total other assets	9,436	9,561
Total assets	$98,617	102,168
Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$24,076	24,976
Accounts payable - trade	97	102
Accounts payable - affiliates	4	16
Accrued expenses	59	49
Other current liabilities	942	2,891
Total current liabilities	25,178	28,034
Other liabilities:
Long-term debt	55,019	55,019
Total noncurrent liabilities	55,019	55,019
Total liabilities	80,197	83,053
Members’ equity:
Contributed capital	17,798	17,798
Retained earnings	622	1,317
Total members’ equity	18,420	19,115
Total liabilities and members’ equity	$98,617	102,168

See accompanying Notes to Financial Statements.

TA-HIGH DESERT, LLC

Statements of Operations and Comprehensive Loss

(Amounts in thousands)

(unaudited)

Three months ended March 31, 2014
Operating revenue:
Sales of electricity	$1,295
Total operating revenues	1,295
Operating costs and expenses:
Cost of operations	347
Depreciation expense	578
Amortization of intangible asset	125
Total operating costs and expenses	1,050
Operating income	245
Other expense, net:
Interest expense	940
Total other expense, net	940
Net loss	$(695)

See accompanying Notes to Financial Statements.

TA-HIGH DESERT, LLC

Statements of Cash Flows

(Amounts in thousands)

(unaudited)

Three months ended March 31, 2014
Cash flows from operating activities:
Net loss	$(695)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation expense	578
Amortization of intangible asset	125
Changes in assets and liabilities:
Accounts receivable - trade	158
Prepaid expenses	30
Accounts payable - trade	(5)
Accounts payable - affiliates	(12)
Accrued expenses	10
Net cash provided by/(used in) operating activities	189
Cash flows from investing activities:
Capital expenditures	(2,083)
Decrease/(increase) in restricted cash	3,499
Net cash provided by/(used in) investing activities	1,416
Cash flows from financing activities:
Capital contributions from Parent	—
Proceeds from issuance of long-term debt	—
Repayment of debt	(900)
Payment of note payable to affiliate	—
Net cash (used in)/provided by financing activities	(900)
Net change in cash and cash equivalents	705
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$705

See accompanying Notes to Financial Statements.

Notes to Unaudited Financial Statements

(1)                     Nature of Business

TA-High Desert, LLC (High Desert or the Company), a Delaware limited liability company, is a wholly owned subsidiary of RE Mayfair, LLC (Mayfair), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar PV LLC (Solar PV), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar LLC (NRG Solar), a Delaware limited liability company, a wholly owned subsidiary of NRG Repowering Holdings LLC (NRG RH), a Delaware limited liability company, a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

The Company, along with Mayfair, was originally a wholly owned subsidiary of Recurrent Energy Development Holdings, LLC (Recurrent) and was organized to develop, design, construct, own, and operate the 20MW High Desert photovoltaic solar generating facility located near Lancaster, California. In February 2013, Solar PV entered into a Purchase and Sale Agreement with Recurrent to acquire 100% of the equity interest in the Company.

In December 2009, the Company entered into a 20-year solar project power purchase agreement (PPA) to provide solar-generated electricity to Southern California Edison (SCE).

The construction of the facility was completed and commercial operations commenced on March 25, 2013.  On March 28, 2013, the Company was acquired by NRG.  The accounting for the acquisition in accordance with ASC 805, Business Combinations, was completed during the first quarter of 2014, with no material changes.

On April 9, 2014, the Company received $20 million from the U.S. Treasury Department with respect to its application for a renewable energy grant.  On April 21, 2014, the Company utilized the proceeds, along with $1.7 million contributed to the Company by NRG RH, to repay the outstanding balance of the Senior Secured Floating Rate Notes.  The Company is evaluating the basis for the U.S. Treasury Department’s award and all of its options for recovering the amount by which the U.S. Treasury Department reduced the award.

The following notes should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company’s annual financial statements. Interim results are not necessarily indicative of results for a full year.

(2)                     Commitments and Contingencies

In February 2014, the Company received a demand letter from Recurrent requesting payments for certain disputed items within the purchase and sale agreement. The Company engaged independent engineers to investigate the validity of the related claims and responded to the demand letter contesting the related payments.  Thereafter, the parties engaged in settlement discussions and on July 17, 2014, they reached an agreement in principle to resolve the claims for approximately $3.6 million.

(3)                     Subsequent Events

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through July 17, 2014, the date that the financial statements are available to be issued.